RET Factor 2000

Advisory Fee Waiver

through 07/29/14

November 3, 2011

Mr. Mark E. Swanson

Treasurer

Russell Exchange Traded Funds Trust

1301 2nd Avenue

Seattle, WA 98101

RE:    Russell Exchange Traded Funds Trust – Series listed on Appendix A (the “Funds”)

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser of the Funds, agrees to waive, until July 29, 2014, 0.39% of its 0.69% management fee for each of the Funds.

This agreement (1) supersedes any prior waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIMCo’s option, continue after July 29, 2014, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT

    MANAGEMENT COMPANY

By:	/s/ Peter Gunning
Peter Gunning
President and Chief Executive Officer

Accepted and Agreed: November 3, 2011

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

APPENDIX A

Russell 2000 Low Beta ETF

Russell 2000 High Beta ETF

Russell 2000 Low Volatility ETF

Russell 2000 High Volatility ETF

Russell 2000 High Momentum ETF